Paul D. Carman Partner	111 West Monroe Street Chicago, Illinois 60603-4080 T 312.845.3000 F 312.701.2361 www.chapman.com

April 30, 2020

First Trust Exchange-Traded AlphaDEX® Fund II, on behalf of First Trust Developed Markets ex-US AlphaDEX® Fund c/o First Trust Advisors L.P. 120 East Liberty Drive Suite 400 Wheaton, Illinois 60187

First Trust Exchange-Traded AlphaDEX® Fund II, on behalf of First Trust Australia AlphaDEX® Fund, First Trust Canada AlphaDEX® Fund, First Trust Hong Kong AlphaDEX® Fund and First Trust South Korea AlphaDEX® Fund

c/o First Trust Advisors L.P.
120 East Liberty Drive
Suite 400
Wheaton, Illinois 60187

Re:    Federal Income Tax Consequences of the Reorganizations of
First Trust Australia AlphaDEX® Fund, First Trust Canada AlphaDEX® Fund, First Trust Hong Kong AlphaDEX® Fund and First Trust South Korea AlphaDEX® Fund into First Trust Developed Markets ex-US AlphaDEX® Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain United States federal income tax consequences in connection with (i) the transfer of all the assets of each of First Trust Australia AlphaDEX® Fund (“FAUS”), First Trust Canada AlphaDEX® Fund (“FCAN”), First Trust Hong Kong AlphaDEX® Fund (“FHK”) and First Trust South Korea AlphaDEX® Fund (“FKO” and together with FAUS, FCAN and FHK, the “Target Funds” or each individually, a “Target Fund”) to First Trust Developed Markets ex-US AlphaDEX® Fund (“FDT”), in exchange for shares of the FDT and the assumption by the FDT of all the liabilities of each of the Target Funds and (ii) the pro rata distribution, by class, of all the FDT Shares to the shareholders of each corresponding class of each of the Target Funds, in complete liquidation and termination of the Target Funds, pursuant to the Agreement and Plan of Reorganizations (the “Agreement”) dated as of January 30, 2020 (the contemplated transactions in their entirety being hereinafter referred to as the “Reorganizations”). FDT is a series of First Trust Exchange-Traded AlphaDEX® Fund II and each of the Target Funds is a series of First Trust Exchange-Traded AlphaDEX® Fund II. Capitalized terms used in this letter without definition shall have the meanings given them in the Agreement.

For purposes of this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the Agreement, the exhibits attached thereto, and such other documents and instruments as we have deemed necessary or appropriate. In our examination of the foregoing materials, we have assumed the genuineness of all signatures, legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. We have assumed that such documents reflect all the material facts relating to the Reorganizations. In addition, we have assumed that the Reorganizations will be consummated in accordance with the terms of such documents and that none of the material terms and conditions contained therein will have been waived or modified prior to the consummation of the Reorganizations.

In rendering this opinion, we are relying upon the representations and warranties made by each of the Target Funds and FDT in the representation letters provided to us. We have neither been asked to, nor have we undertaken to, verify the accuracy of these and other representations made to us. In this regard, we have assumed that any representation made “to the best of knowledge,” “to the knowledge” or similarly qualified is correct without such qualification. As to all matters in which a person making a representation has represented that such person either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have likewise assumed that there is in fact no such plan, intention, understanding, or agreement.

Based upon and subject to the foregoing, it is our opinion that, for United States federal income tax purposes:

(a)      the transfer of all each Target Funds’ assets to FDT in exchange solely for FDT shares and the assumption by FDT of all the liabilities of each of the Target Funds immediately followed by the pro rata, by class, distribution to each Target Fund’s shareholders of all FDT shares received by such Target Fund in complete liquidation of such Target Fund and the termination of such Target Fund as soon as practicable thereafter will constitute a “reorganization” within the meaning of Section 368(a) of the Code and FDT and each Target Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization;

(b)      no gain or loss will be recognized by FDT upon the receipt of all the assets of each of the Target Funds solely in exchange for FDT shares and the assumption by FDT of all the liabilities of each of the Target Funds

(c)             no gain or loss will be recognized by any of the Target Funds upon the transfer of all of the assets of such Target Fund to FDT solely in exchange for FDT shares and the assumption by FDT of all the liabilities of such Target Fund or upon the distribution (whether actual or constructive) of such FDT shares to such Target Fund’s shareholders solely in exchange for such shareholders’ shares of such Target Fund in complete liquidation of such Target Fund;

(d)      no gain or loss will be recognized by any of the shareholders of the Target Funds upon the exchange of their respective Target Fund shares solely for FDT shares in the Reorganizations;

(e)      the aggregate basis of FDT shares received by each Target Fund shareholder pursuant to the Reorganizations will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder. The holding period of the FDT shares received by each Target Fund shareholder in the Reorganizations will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided such Target Fund shares are held as capital assets at the time of the Reorganizations; and

(f)      the basis of each of the Target Fund’s assets transferred to FDT will be the same as the basis of such assets in the hands of such Target Fund immediately before the effective time of the Reorganizations. The holding period of the assets of each of the Target Funds received by FDT will include the period during which such assets were held by such Target Fund.

We express no opinion as to (1) the effect of the Reorganizations on each of the Target Funds, FDT or any shareholder of the Target Funds with respect to any asset (including, without limitation, any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (a) at the end of a taxable year (or on the termination thereof) or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

We also note that certain shareholders of the Target Funds may be subject to special rules because of their particular federal income tax status and that the tax consequences of the Reorganizations to such shareholders may accordingly differ from the ones of general application that are described above. This opinion is intended to satisfy a condition precedent to the Reorganizations and is being furnished to you for that purpose. The opinion may be relied upon by shareholders of the Target Funds and FDT Shareholders.

We consent to (i) being named in the Form N-14 relating to the FDT Shares to be issued to the Target Funds for distribution to the shareholders of the Target Funds (the “Registration Statement”), (ii) the discussion of this opinion in the proxy statement/prospectus included in the Registration Statement, (the “Prospectus”) and (iii) the reproduction of this opinion as an exhibit to the Registration Statement and/or the Prospectus.

Our opinion is based upon the Code, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof. All such legal authorities are subject to change, either prospectively or retroactively. We are not undertaking hereby any obligation to advise you of any changes in the applicable law subsequent to the date hereof, even if such changes materially affect the tax consequences of the Reorganizations that are set forth above.

If any of the facts, assumptions or representations on which our opinion is based is incorrect, we expect you to advise us so that we may consider the effect, if any, on our opinion.

Our opinion has no binding effect on the Internal Revenue Service or the courts of any jurisdiction. No assurance can accordingly be given that, if the matter were contested, a court would agree with the legal conclusions set forth above.

Sincerely,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP